EXHIBIT 99.1

Bone Biologics : Preclinical Study Shows rhNELL-1 Effectively Promotes Bone Formation

01/07/2020 | 02:09pm EST

Bone Biologics (OTCQB: BBLG), a developer of orthobiologic products for spine fusion, trauma and osteoporosis markets, has announced that it has completed a preclinical study, which shows its rhNELL-1 growth factor effectively promotes bone formation in a phylogenetically advanced spine model. In addition, rhNELL-1 was shown to be well tolerated and there were no findings of inflammation.

“The results of this Pivotal animal study provide a promising view of the potential of rhNELL-1 and we look forward to advancing the NELL spine program into clinical trials,” said Jeff Frelick, Chief Executive Officer of Bone Biologics.

“In its second clinically relevant sheep study, rhNELL-1 demonstrated increases in fusion and quantity of bone compared to the control,” said Dr. Bill Walsh, Professor and Director, Surgical and Orthopedic Research Laboratories (SORL), UNSW Sydney.

Bone Biologics previously announced that it received Human Research Ethics Committee (HREC) approval for the first center of a multicenter pilot clinical trial to evaluate NB1 (NELL-1/DBX®) in 30 patients in Australia. The pilot study will evaluate the safety and effectiveness of NB1 in adult subjects with degenerative disc disease (DDD) at one level from L2-S1, who may also have up to Grade 1 spondylolisthesis or Grade 1 retrolisthesis at the involved level who undergo transforaminal lumbar interbody fusion (TLIF).

About Bone Biologics

Bone Biologics (OTCQB: BBLG) is pursuing regenerative medicine for bone including undertaking groundbreaking work and building on unprecedented research on the NELL-1 molecule that has produced a significant number of studies and publications in peer reviewed scientific literature.

Bone Biologics is currently focusing its development efforts for its bone graft substitute product on bone regeneration in spinal fusion. NELL-1 is a recombinant human protein growth factor that is essential for normal bone development.

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